Exhibit 10.21
September 21, 2007
Mr. N. Malone Mitchell, 3rd
Longfellow Energy, LP
Dalea Partners, LP
4801 Gaillardia Parkway, Suite 225
Oklahoma City, Oklahoma 73142

Re:	Agreement for the Purchase of Interests in the
Pinon Field Area, Pecos County Texas; in the
Piceance Basin in Rio Blanco County, Colorado;
and in other lands as shown on the attached exhibits (the “Agreement”)
Dear Malone:
Subject to the terms and conditions hereinafter set forth, SandRidge Energy, Inc. (“SandRidge”) hereby agrees to purchase from Longfellow Energy, LP (“Longfellow”), Dalea Partners, LP (“Dalea”), all affiliates and/or subsidiaries of Longfellow, and N. Malone Mitchell 3rd, collectively (“Sellers”) all of Sellers’ right, title and interest in and to the following oil and gas properties:
•	The Interests (as that term is defined therein) acquired under the Purchase and Sale Agreement dated August 22, 2007 between Clayton Williams Energy, Inc. (“CWEI”) and Longfellow Energy, LP, which is attached as Exhibit A (“CWEI Agreement”). These Interests shall be referred to as the “CWEI Interests.”

•	The oil and gas leases, together with all rights incident thereto, acquired under the Purchase and Sale Agreement dated August 22, 2007 between Clayton Williams Ranch Co., et at., (“Williams”) and Longfellow Ranch Partners, LP and Longfellow Energy, LP, which is attached as Exhibit A-1 (“Williams Agreement”). These oil and gas leases, together with all incidental rights, shall be referred to as the “Williams O&G Leasehold” and are described in Section 1(a) (iii) (c) of the Williams Agreement.

(For convenience the parties have attached Exhibit B which is intended to reflect a more complete legal description of the combined CWEI Interests and Williams O&G Leasehold, it being the intent of the parties to include all such interests regardless of whether a particular oil and gas lease or well is inadvertently omitted or incorrectly described in the CWEI Agreement, Williams Agreement or Exhibit B.)
Discovering Beneath | Exploring Beyond™
1601 N.W. Expressway. Suite 1600, Oklahoma City, OK 73118 • Phone 405.753.5500, Fax 405.753.5975
• sandridgeenergy.com

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

•	Working interests in SandRidge or affiliate, operated wells and leasehold, including all interests acquired by Sellers or any designee of Sellers under the Well Participation Program, whether operated by SandRidge or an affiliate; and various overriding royalty interests in SandRidge’s Piceance Basin Properties. These interests are described on Exhibit C and shall be referred to as the “Longfellow Interests.” It is the intent of the parties to include all oil and gas leasehold interests, including working interests and overriding royalty interests, in and to the oil and gas properties operated by SandRidge or any affiliate regardless of whether a particular oil and gas lease or well is inadvertently omitted or incorrectly described on Exhibit C. Specifically excluded from the Longfellow Interests are any mineral, royalty, or surface interests of Sellers. Specifically included in the Longfellow Interests is one non-operated oil and gas property referred to as the Thompson 2-15 well located in Beckham County, Oklahoma, together with all associated oil and gas leasehold interest.

•	Collectively the CWEI Interests, the Williams O&G Leasehold, and Longfellow Interests shall be referred to as “the Subject Interests.”
Purchase Price
The purchase price for the Subject Interests shall be Thirty Two Million Dollars ($32,000,000).
Effective Date
Sellers shall be liable for all costs and expenses relating or attributable to the Subject Interests (including but not limited to production, severance or excise taxes and royalties) and entitled to all revenues and production, including oil in tanks, relating or attributable to the Subject Interests prior to August 1, 2007 (the “Effective Date”). SandRidge shall be responsible for such costs and expenses and entitled to such revenues and production from and after the Effective Date. Any ad valorem taxes associated with the Subject Interests shall be prorated between the Sellers and SandRidge at Closing based on the Effective Date. Any adjustments pursuant to this section will be made at Closing, if possible. If adjustment amounts are undetermined or estimated as of Closing, an adjustment will be made within ninety (90) days of Closing.
Closing
Closing shall occur no later than twenty (20) days after the consummation of the initial public offering of the common stock of SandRidge (the “IPO”) or August 27, 2008, whichever shall first occur; provided however, that SandRidge shall have no obligation to close until five (5) business days after Sellers’ complete and close on their acquisition of both the CWEI Interests and the Williams O&G Leasehold.

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

Adjustment to Purchase Price for Delayed Closing
     If Closing does not occur before January 1, 2008, the Purchase Price shall be increased according to the following:
•	If Closing occurs during January 2008, the Purchase Price shall be $32,160,000

•	If Closing occurs during February 2008, the Purchase Price shall be $32,320,000

•	If Closing occurs during March 2008, the Purchase Price shall be $32,480,000

•	If Closing occurs during April 2008, the Purchase Price shall be $32,640,000

•	If Closing occurs during May 2008, the Purchase Price shall be $32,800,000

•	If Closing occurs during June 2008, the Purchase Price shall be $32,960,000

•	If Closing occurs during July 2008, the Purchase Price shall be $33,120,000

•	If Closing occurs during August 2008, the Purchase Price shall be $33,280,000
If Closing does not occur on or before August 27, 2008, the Purchase Price shall be $33,440,000 and Sellers may bring an action seeking specific performance under this Agreement. The above adjustments to the Purchase Price shall not be applicable to the extent Closing is delayed because Sellers have not closed on the acquisition of the CWEI Interests or Williams O&G Leasehold on or before November 15, 2007, or Sellers otherwise refuse to close. If Sellers close on the CWEI Interests or Williams O&G Leasehold subsequent to November 15, 2007, then the above adjustments to the Purchase Price will be revised accordingly to take into account the date Sellers actually close on both the CWEI Interests and Williams O&G Leasehold. Further, if Sellers refuse or fail to close under this Agreement, then SandRidge may bring an action seeking specific performance under this Agreement in addition to any other remedies available to SandRidge.
Payment Obligations for Capital Expenditures and Revenue Distribution
To the extent that SandRidge is the operator of the Subject Interests, and to the extent Sellers pay capital costs incurred for time periods following after the Effective Date that are attributable to Sellers’ interest in the Subject Interests, such amounts paid by Sellers would only serve to increase the purchase price adjustments, if any, under this Agreement at Closing. Therefore, the parties agree that Sellers shall not be obligated to pay any capital costs incurred for time periods after the Effective Date with respect to the Subject Interests operated by SandRidge or its NEG affiliates. Notwithstanding, to the extent Sellers are entitled to receive revenue attributable to Sellers’ interest in the Subject Interests, such revenues will be distributed in the ordinary course of business until Closing. Should Sellers receive revenues for production periods after the Effective Date, those amounts shall be credited to SandRidge as a downward adjustment to the Purchase Price. Provided, if SandRidge’s acquisition of the Subject Interests from Sellers does not close, then Sellers remain obligated for all capital costs attributable to Sellers’ interests in the Subject Interests operated by SandRidge or its NEG affiliates.

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

Purchaser and Section 1031 Exchanges
SandRidge reserves the right to substitute as purchaser hereunder any of its affiliates, without otherwise altering the terms and conditions of this Agreement.
SandRidge and Sellers hereby agree that SandRidge shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) in order to accomplish the transaction in a manner that will comply, either in whole or in part, with the requirements of a like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, (“Code”). Likewise, each of the Sellers shall have the right at any time prior to Closing to assign all or a portion of its rights under this Agreement to a Qualified Intermediary for the same purpose. In the event any of the parties assigns their rights under this Agreement pursuant to this paragraph, such party agrees to notify the other party in writing of such assignment at or before Closing. If Seller(s) assigns its rights under this Agreement for this purpose, SandRidge agrees to (i) consent to such assignment of its rights in this Agreement, and (ii) pay the Purchase Price into a qualified escrow or qualified trust account at Closing as directed in writing. If SandRidge assigns its rights under this Agreement for this purpose, Sellers agree to (i) consent to the assignment by SandRidge of its rights in this Agreement in (ii) accept the Purchase Price from the qualified escrow or qualified trust account at Closing, and (iii) at Closing, convey and assign directly to SandRidge or to the Qualified Intermediary, at the option of SandRidge, the which are the subject of this Agreement upon satisfaction of the other conditions to Closing and other terms and conditions hereof. Sellers and SandRidge acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary shall not release either party from any of their respective liabilities and obligations to each other under this Agreement, and that none of the parties represents to the other that any particular tax treatment will be given to either Party as a result thereof.
No Gas Imbalance
To the knowledge of Sellers and SandRidge, the Subject Interests are in balance as of the Effective Date. Provided, however, if an aggregate net gas imbalance relative to the Subject Interests exists as of the Effective Date (a “Gas Imbalance”), the Purchase Price shall be increased if the Subject Interests are underproduced, or decreased if the Subject Interests are overproduced, by the product of (i) the amount (measured in MMBtu) of such Gas Imbalance, and (ii) $1.50 per MMBtu. The parties agree to use their best efforts to avoid creating a Gas Imbalance with respect to the Subject Interests for the period of time after the Effective Date and prior to Closing.

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

No Encumbrances
The Interests are, or will be delivered at Closing, free and clear of any mortgages, liens or other encumbrances (including without limitation preferential purchase rights, carried interests, reversionary “back-in” working interests, or similar interests that might adversely affect the quantum or quality of the Subject Interests), other than leasehold royalty and overriding royalties in existence and of record as of the Effective Date, CWEI’s right to participate for a 12.5% working interest in the Dimple Hills Prospect in accordance with the Exploration and Development Agreement attached to this Agreement as Exhibit D, and encumbrances known to SandRidge as of the Effective Date.
Title and Form of Assignment of the Interests
Dalea has provided CWEI and Williams Ranch with notice that it will be the purchaser of the CWEI Interests and William O&G Leasehold. The notice is attached as Exhibit E.
•	With respect to the CWEI Interests, Dalea will convey the CWEI Interests to SandRidge on an assignment in the form of Exhibit C (form of assignment) attached to the CWEI Agreement (Exhibit A).

•	With respect to the Williams O&G Leasehold, Dalea will convey the Williams O&G Leasehold to SandRidge on an assignment in the form of Exhibit D (form of Assignment) attached to the Williams Agreement (Exhibit B).

•	With respect to the Longfellow Interests, Longfellow will convey the Longfellow Interests to SandRidge on the form of assignment attached to this Agreement as Exhibit F.
Sellers are conveying the Subject Interests to SandRidge with warranty of title being limited to “by, through or under Sellers, but not otherwise.” Because Sellers will hold title to the CWEI Interests and Williams O&G Leasehold for the time period between Sellers’ acquisition from CWEI and Williams and Closing with SandRidge, Sellers will assign to SandRidge, to the extent permitted, any rights or remedies they have with respect to the CWEI Interests and Williams O&G Leasehold.
Loss of Subject Interests
SandRidge’s agreement to pay the Purchase Price for the Subject Interests is based in part on the gross working interests and net revenue interests, if shown, on the attached exhibits, as well Sellers representations of the oil and gas interests to be acquired under the CWEI Agreement and Williams Agreement. To the extent the Subject Interests differ from that shown on the exhibits or as represented by Sellers, the Purchase Price will be adjusted accordingly. Sellers agree not to take any action or enter into any

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

agreement of any nature (including without limitation a mortgage or deed of trust, or an assignment or conveyance of any kind) which could in any way burden, encumber or otherwise diminish Sellers interest in the Subject Interests.
If, after the Effective Date but prior to Closing, all or any portion of the Subject Interests are destroyed or damaged, whether by fire, flood, earthquake, storm, theft, vandalism, riot, sabotage, accident or other casualty of a similar nature, or shall be taken by condemnation or under the right of eminent domain , Sellers and SandRidge may agree: (i) to exclude the affected property and adjust the Purchase Price by a mutually agreed upon amount; or (ii) to sell and transfer the affected property under the terms of this Agreement notwithstanding any such destruction or taking (without reduction of the Purchase Price) in which case Sellers shall, at Closing, pay to SandRidge all sums paid to Sellers by third parties by reason of the destruction, damage or taking of the affected property and shall assign, transfer and set over unto SandRidge all of the right, title and interest of Sellers in and to any claims against or unpaid proceeds or other payments from third parties arising out of such destruction or taking, including, but not limited to, insurance proceeds. Prior to Closing, Sellers shall not voluntarily compromise, settle or adjust any amounts payable by reason of any damage, destruction or taking of the Subject Interests during the aforementioned period without first obtaining the written consent of SandRidge.
Attorney’s Fees and Expenses
 If any party institutes an action or proceeding against the other relating to the provisions of this Agreement or any default hereunder, the unsuccessful party to such action or proceeding will reimburse the successful party for the reasonable expenses for attorney’s fees and other disbursements incurred by the successful party.
Consents and Approvals
SandRidge’s obligation to close on the Subject Interests is subject to the receipt of all necessary approvals and consents, whether corporate, third-party, or otherwise, and all necessary filings, approvals, or consents for the sale/purchase of the interests that may be required under any agreement or any governmental law or regulation. To the knowledge of SandRidge there are no necessary approvals or consents as of the Effective Date.
Confidentiality and Announcements
This Agreement is confidential and the parties agree to not disclose its terms, or the fact that discussions or negotiations are taking place, except to necessary consultants, business partners, financial advisors and attorneys who need to know such information in order to assist the parties in the transactions contemplated by this Agreement, and who agree to be bound by the obligations of confidentiality set out herein, and as

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

required by law. Additionally no press release concerning this Agreement, or any discussions or negotiations related thereto, shall be released without first consulting the other party.
Notices
     Any notices required under this Agreement should be provided as follows:

If to SandRidge:	If to Sellers:

V. Bruce Thompson	Matthew McCann
1601 N.W. Expressway	4801 Gaillardia Parkway
Suite 1600	Suite 225
Oklahoma City, Oklahoma 73118	Oklahoma City, Oklahoma 73142
Multiple Counterparts
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.
Representations and Covenants of Sellers and SandRidge
To the knowledge of Sellers, all material royalties, rentals, and other payments due under or in respect of the Subject Interests have been properly and timely paid, all conditions necessary to keep the Subject Interests in full force have been fully performed. No notices have been received by Sellers or, to the knowledge of Sellers, by CWEI or Williams of any claims to the contrary and to the knowledge of Sellers, all of the Subject Interests are in full force and effect.
To the knowledge of Sellers, all material, valid laws, regulations, and orders of all governmental agencies having jurisdiction over the Subject Interests have been and shall continue to be complied with until Closing.
On the date hereof no claim, suit, action or other proceeding is pending before any court or governmental agency to which Sellers, CWEI, or Williams are a party and which might result in impairment or loss of Sellers’, CWEI’s, or Williams’ title to any part of the Subject Interests or that might hinder or impede operation of any of the Subject Interests or that might otherwise materially and adversely affect the value of the any of the Subject Interests, and to the knowledge of Sellers, no such claim, suit, action or other proceeding is threatened. Sellers shall promptly notify SandRidge of any such proceeding arising prior to Closing.

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

On the date hereof, Sellers are not aware of any material contract; commitment to make an expenditure in connection with the ownership or operation of the Subject Interests (other than routine expenses incurred in the normal operation of the Subject Interests; loss or reduction of gross working interest or net revenue interest from that shown on the attached exhibits or as represented by Sellers; or any other outstanding obligation the might result in impairment or loss of Sellers’ interest in the Subject Interests.
On the date hereof and at closing, the consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with, the articles of incorporation, bylaws or governing documents of Sellers or any material provision of any agreement or instrument to which Sellers are a party, or will not violate or be in conflict with any material provision of any judgment, decree, order, statute, rule or regulation applicable to Sellers or any of the Subject Interests, or result in the creation or imposition of any lien on any of the Subject Interests.
On the date hereof and at closing, Sellers are duly organized, validly existing and in good standing under the laws of the state of their respective organization, have full legal power to carry on their business as now conducted, are authorized to hold title to the Subject Interests, and are in good standing and duly qualified to conduct its business in the jurisdiction where the Subject Interests are located. Further, the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of Sellers.
On the date hereof and at closing, SandRidge is duly organized, validly existing and in good standing under the laws of the state of its organization, has full legal power to carry on its business as now conducted, is authorized to hold title to the Subject Interests, and is in good standing and duly qualified to conduct its business in the jurisdiction where the Subject Interests are located. Further, the execution, delivery and performance of this Agreement by SandRidge and the consummation of the transactions contemplated hereby have been duly and validly authorized pursuant to the governing documents of SandRidge.
Further Assurances
At and after Closing, the parties agree to execute all documents necessary or appropriate to consummate the transactions contemplated by this Agreement.
Conditions
The obligations of SandRidge under this Agreement are subject to and conditioned upon the following:

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

•	Execution and delivery of the Amended Surface Use and Damages Agreement between Longfellow Ranch Partners, LP and SandRidge covering the properties of Longfellow Ranch Partners, LP in Pecos, Terrell and Brewster Counties, Texas commonly known as the Longfellow Ranch, the Longfellow-Schneeman Ranch, and the West Ranch, together with related outstanding pipeline easements and rights-of-way. The West Ranch is being acquired by Longfellow Ranch Partners, LP under the Williams Agreement.

•	Approval of the Board of Directors of SandRidge and receipt of the applicable Fairness Opinion.

•	Execution and delivery by N. Malone Mitchell, 3rd of the Lock-Up Letter Agreement.

•	Settlement of all undisputed amounts owing by Sellers to SandRidge.

•	Sellers’ closing under the CWEI Agreement and Williams Agreement.
          Upon execution by Sellers the terms of this Agreement shall become binding on the parties and enforceable by the parties. Time is of the essence. If the terms of this agreement are acceptable, please so indicate by signing the appropriate space below and returning one (1) original to the attention of the undersigned.
Should you have any questions regarding this offer, please do not hesitate to contact the undersigned.
Sincerely,
SANDRIDGE ENERGY, INC.

Tom L. Ward
Chairman and
Chief Executive Officer
(Agreement and acceptance signatures on following page)

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

AGREED TO AND ACCEPTED this 21st day of September, 2007.
LONGFELLOW ENERGY, LP
By: Deut 8, LLC

By:	/s/ N. Malone Mitchell

N. MalOne Mitchell, 3rd, Manager

DALEA PARTNERS, LP

By: Dalea Management, LLC

By:	/s/ N. Malone Mitchell

N. Malone Mitchell 3rd, Manager

N. MALONE MITCHELL, 3RD

By:	/s/ N. Malone Mitchell

N. Malone Mitchell, 3rd, individually

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

EXHIBIT “A”
Attached to and made a part of that certain Purchase Agreement dated August 31, 2007, by and between SandRidge Energy, Inc., as Buyer and Longfellow Energy, L.P, and Dalea Partners, LP, as Sellers covering interests in Pecos County, Texas and Rio Blanco County, Colorado, effective date of August 1, 2007.
CWEI Agreement
END OF EXHIBIT “A”
EXHIBIT “B”
Attached to and made a part of that certain Purchase Agreement dated August 31, 2007, by and between SandRidge Energy, Inc., as Buyer and Longfellow Energy, L.P. and Dalea Partners, LP, as Sellers covering interests in Pecos County, Texas and Rio Blanco County, Colorado, effective date of August 1, 2007.
Williams Agreement
END OF EXHIBIT “B”

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

EXHIBIT “C”
Attached to and made a part of that certain Purchase Agreement dated August 31, 2007, by and between SandRidge Energy, Inc., as Buyer and Longfellow Energy, LP and Dalea Partners, LP, as Sellers covering interests in Pecos County, Texas and Rio Blanco, Colorado, effective date of August 1, 2007.
PROPERTIES: Longfellow Interests: Will list the wells and their Wl and NRI being sold by Longfellow, together with a description of the applicable oil and gas leases

NOTE:
It is the Sellers’ intent to convey to SandRidge all of the Sellers’ right, title and interest in and to any oil and gas leases covering lands located in Pecos County, Texas and Rio Blanco County, Colorado, regardless of the omission of any particular well(s), leases or errors in description and interest amounts. The descriptions above are deemed to include all of Sellers’ interest in the wellhead equipment, personal property, facilities, and other improvements appurtenant to, or used or obtained, in connection with such leases.

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

END OF EXHIBIT “C”
EXHIBIT “D”
Attached to and made a part of that certain Purchase Agreement dated August 31, 2007, by and between SandRidge Energy, Inc., as Buyer and Longfellow Energy, L.P. and Dalea Partners, LP, as Sellers covering interests in Pecos County, Texas and Rio Blanco County, Colorado, effective date of August 1, 2007.
  Exploration and Development Agreement Covering the Dimple Hills Prospect
END OF EXHIBIT “D”
EXHIBIT “E”
Attached to and made a part of that certain Purchase Agreement dated August 31, 2007, by and between SandRidge Energy, Inc., as Buyer and Longfellow Energy, L.P. and Dalea Partners, LP, as Sellers covering interests in Pecos County, Texas and Rio Blanco County, Colorado, effective date of August 1, 2007.
Notice of Dalea Partners, LP
END OF EXHIBIT “E”
EXHIBIT “F”
Attached to and made a part of that certain Purchase Agreement dated August 31, 2007, by and between SandRidge Energy, Inc., as Buyer and Longfellow Energy, L.P. and Dalea Partners, LP, as Sellers covering interests in Pecos County, Texas and Rio Blanco County, Colorado, effective date of August 1, 2007.
Form of Assignment Covering Longfellow Interests

Letter Agreement for Acquisition of Properties
Longfellow Energy, LP
Dalea Partners, LP

END OF EXHIBIT “F”